EXHIBIT 14


                               STOCK PURCHASE AGREEMENT


               THIS AGREEMENT, dated as of August 7, 1995, is between ZAPATA CORPORATION, a Delaware corporation (the "Buyer"), and MALCOLM I. GLAZER, as trustee of the Malcolm I. Glazer Trust (the "Seller").

                    The Seller and the Buyer, each in reliance upon the agreements, representations, warranties and covenants hereinafter set forth herein, agree as follows with respect to the sale by the Seller and the purchase by the Buyer of all the issued and outstanding shares of capital stock of Envirodyne Industries, Inc., a Delaware corporation (the "Issuer"), owned by the Seller.

                    1.   Purchase and Sale of Securities.  (a)  The Seller
                         -------------------------------
          hereby sells to the Buyer, and the Buyer hereby purchases from the Seller, 4,189,298 shares of the common stock, par value $0.01 per share ("Common Stock"), of the Issuer (such shares hereinafter called the "Shares") at a purchase price per share of $4.483, such amount being hereinafter referred to as the Purchase Price. The aggregate Purchase Price for the Shares is being paid with Buyer's promissory note in the form attached hereto as Exhibit A in the principal amount of $18,780,623.00 (the "Note").

                    (b) The Buyer acknowledges receipt of the transfer from Seller's brokerage account holding the Shares to the Buyer's brokerage account maintained at Schroder Wertheim & Co. Incorporated (Account No. W105793202) of the Shares. The Seller acknowledges receipt from the Buyer of the Note representing payment in full for the Shares. The sale, assignment and transfer of the Shares has been made without recourse, representation or warranty of any kind by the Buyer, express or implied, except as expressly set forth herein.

                    2.   Representations and Warranties of Seller.  The
                         ----------------------------------------
          Seller represents and warrants to, and covenants with, the Buyer as follows:

                    (a) The Seller is the duly qualified and acting Trustee of the Malcolm I. Glazer Trust and has all the requisite power and authority to execute and deliver this Agreement and to carry out all of the terms and provisions hereof to be carried out by it.

                    (b) The execution, delivery and performance of this Agreement by the Seller has been duly authorized by all necessary action. This Agreement has been duly executed and delivered by


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






          the Seller and constitutes the valid and binding obligation of the Seller enforceable in accordance with its terms.

                    (c) Neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby in accordance with its terms (i) will conflict with, result in a breach of, or constitute a default under, the governing instruments of the Malcolm I. Glazer Trust or any indenture, mortgage, lease or other agreement to which the Seller or Malcolm I. Glazer is a party or to which either of them or any of their respective properties may be subject or (ii) will result in a violation of any order, writ, injunction, decree or award of any court or governmental authority to which the Seller or Malcolm I. Glazer or any of their respective properties may be subject. No action, suit or proceeding is pending or, to the knowledge of the Seller, threatened against or affecting the Seller or Malcolm I. Glazer that would prohibit or restrain the transaction contemplated hereby.

                    (d) The Seller owns beneficially all of the Shares and owns the Shares free and clear of all liens, claims, options, charges, encumbrances and adverse claims. The Seller is not a party to or bound by any agreement restricting its right to sell, assign, transfer or deliver the Shares as contemplated by this Agreement. Buyer is acquiring the Shares free and clear of all liens, encumbrances and adverse claims [except for any restrictions which may apply under applicable securities laws and the impact, if any, of Section 203 of the Delaware General Corporation Law (8 Del. C. Sec. 203)].

                    (e) There are no restrictions on the voting rights or other incidents of ownership of the Shares that are applicable to the Seller or that will be applicable to the Buyer upon purchase of the Shares.

                    (f) Set forth on Exhibit B is a list of the dates on which trades occurred, purchase agreements were executed and transactions thereunder were closed with respect to all the outstanding shares of Common Stock, $.25 par value, of the Buyer owned by the Seller, and such list is true and accurate.

                    (g) Set forth on Exhibit C is a list of the dates on which trades occurred, purchase agreements were executed and transactions thereunder were closed with respect to all of the Shares owned by the Seller, and such list is true and accurate.

                    (h) As of the date hereof, Seller, in his individual capacity as a director of Issuer or otherwise, is not in possession of any non-public information relating to the Issuer that a reasonably prudent investor would consider materially



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          adverse to the financial condition, results of operations, future prospects or any other aspects of the business, assets or operations of the Issuer.


                    3.   Representations and Warranties of the Buyer.  The
                         -------------------------------------------
          Buyer represents and warrants to the Seller as follows:

                    (a) The Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to execute and deliver this Agreement and the Note and to carry out all of the terms and provisions hereof and thereof to be carried out by it.

                    (b) The execution, delivery and performance of this Agreement and the Note by the Buyer have been duly authorized by all necessary corporate action. This Agreement and the Note each has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer enforceable in accordance with its terms, except to the extent the enforceability of the Note may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting the enforcement of creditors' rights generally.

                    (c) Neither the execution and delivery of this Agreement or the Note by the Buyer nor the consummation of the transaction contemplated hereby or thereby in accordance with the terms hereof or thereof (i) will conflict with, result in a breach of, or constitute a default under, the certificate of incorporation of bylaws of the Buyer or any indenture, mortgage, lease or other agreement to which the Buyer is a party or to which it or any of its properties may be subject, or (ii) will result in a violation of any order, writ, injunction, decree or award of any court or governmental authority to which the Buyer or any of its properties may be subject. No action, suit or proceeding is pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer that would prohibit or restrain the consummation of the transaction contemplated hereby or that challenges or questions the validity of the transactions contemplated hereunder.

                    (d) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act applicable to the purchase of the Shares by the Buyer has expired or been terminated.

                    (e) The Buyer understands that the Seller is considered an "affiliate" under the federal securities laws and the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and, as a result, the



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






          Shares have been sold to Buyer pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

                    (f) The Shares may not be offered or sold by the Buyer, except pursuant to an effective registration statement or pursuant to an exemption from or in a transaction not subject to the registration requirements of the Securities Act. The Buyer agrees that the Seller may instruct the Issuer (or its transfer agent) to place an appropriate restrictive legend placed on the certificate of certificates representing the Shares to be issued by the Issuer to the Buyer.

                    (g) The Buyer has received adequate information concerning the Issuer and the Shares from sources other than the Seller (or Avram Glazer) to make an informed decision with respect to its purchase of the Shares.

                    (h) The Buyer is purchasing the Shares for its own account and not with a view to the resale, distribution or other disposition thereof.

                    (i) The Buyer shall, in disposing of the Shares, fully comply with the applicable requirements of the Securities Act and applicable state securities laws.

                    4.   Non-Reliance on Seller.  The Seller makes no
                         ----------------------
          representation or warranty of any kind in connection with, and shall have no responsibility with respect to, the financial statements, financial condition, financial performance or future prospects of the Issuer, or except as expressly set forth herein, the Shares. The Buyer represents and acknowledges that it has, independently and without reliance on Seller (or Avram Glazer), and based on such documents and information as it has deemed appropriate (including the publicly available registration statements, reports and documents relating to the Issuer filed with the Securities and Exchange Commission), made its own financial analysis and decision to purchase the Shares and enter into this Agreement.

                    5.   Brokerage.  The Buyer and the Seller each
                         ---------
          represent and warrant to the other that each will pay or otherwise discharge any liability incurred by it for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement and the transactions contemplated hereby. The Buyer has not engaged or otherwise dealt with any person or entity in such manner as might give rise to a claim against the Seller for such commission, fee or payment and the Seller has not engaged or otherwise dealt with any person or entity in such manner as might give rise to a claim against the Buyer for such commission, fee or payment.


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






                    6.   Expenses.  Except as otherwise provided herein,
                         --------
          the parties hereto shall bear their own expenses incurred in connection with this Agreement and the sale and purchase of Shares, including, without limitation, all fees of their respective legal counsel, investment advisors and accountants. The Buyer will bear all the legal, accounting, investment banking and other expenses of the Special Committee of its Board of Directors.

                    7.   Notices.  All notices, requests, claims, demands
                         -------
          and other communications hereunder shall be communicated in writing, mailed by first class mail or delivered by hand, or by telephone, if promptly confirmed in writing, at the following addresses (or to such other address for a party as such party may specify by written notice given pursuant hereto):

                              If to the Buyer:

                              Zapata Corporation
                              One Riverway, Suite 2200
                              777 South Post Oak Lane
                              Houston, Texas  77056

                              Attn: Joseph L. von Rosenberg III
                                   General Counsel

                              If to the Seller:

                              Malcolm I. Glazer
                              1482 South Ocean Boulevard
                              Palm Beach, Florida  33480

                              With a copy to:

                              Avram Glazer
                              18 Stoney Clover Lane
                              Pittsford, New York  14534

                    8.   Entire Agreement.  This Agreement contains the
                         ----------------
          entire agreement between the Buyer and the Seller as to the Shares.

                    9.   Governing Law.  This Agreement shall be construed
                         -------------
          in accordance with, and be governed by, the laws of the State of New York.

                    10.  Parties in Interest; Assignability.  This
                         ----------------------------------
          Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective successors and assigns and is not intended to confer any rights on any third party.



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






                    IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement as of the date first above written.

                              ZAPATA CORPORATION


                              By: s/ Ronald Lassiter
                                  --------------------------------------
                                   Authorized Officer



                                  s/ Malcolm I. Glazer
                                  --------------------
                                  Malcolm I. Glazer, as trustee of the
                                  Malcolm I. Glazer Trust
























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

                                                                  Exhibit A


                             SUBORDINATED PROMISSORY NOTE


          $18,780,623.00


                    FOR VALUE RECEIVED, Zapata Corporation, a Delaware corporation (the "Company"), hereby promises to pay to the order of Malcolm I. Glazer, as Trustee of the Malcolm I. Glazer Trust ("Payee"), the principal sum of Eighteen Million Seven Hundred Eighty Thousand Six Hundred Twenty Three and No/100 Dollars ($18,780,623.00) on August 7, 1997, unless sooner accelerated and to pay interest on the unpaid balance of such principal sum from time to time outstanding from the date hereof until paid in full and on the maturity date hereof at a rate prior to an event of default equal to the rate of interest per annum publicly announced from time to time by Chemical Bank as its prime rate in effect at its principal office in New York City, such rate hereunder to change automatically effective upon each change in such prime rate, such interest to be payable on the last day of each September, December, March and June in each year until the principal sum is paid in full. After an event of default the interest rate that shall accrue on the outstanding principal hereunder shall be increased by five percent (5%) over the rate which would otherwise apply.

                    Payments.  All payments hereunder shall be made to
                    --------
          Malcolm I. Glazer, as Trustee of the Malcolm I. Glazer Trust at 1482 South Ocean Boulevard, Palm Beach, Florida 33480.

                    Prepayment.  The Company shall have the right at any
                    ----------
          time to prepay, without premium or penalty, the principal sum or any portion thereof, together with interest on the amount prepaid to date of prepayment.

                    Subordination.  The Company covenants and agrees, and
                    -------------
          each holder of this Note by his acceptance hereof likewise covenants and agrees, that the payment of the principal and interest on this Note is subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Debt. The term "Senior Debt" means the principal of and
                                  -----------
          premium, if any, and interest on the following, whether currently outstanding or hereafter created, (i) indebtedness of the Company for money borrowed (including purchase money obligations) evidenced by notes or other written obligations (other than this Note), (ii) indebtedness of the Company evidenced by notes (other

                                       14 of 21
          than this Note), debentures, bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or similar instrument, (iii) obligations of the Company as lessee under capitalized leases and leases of property made as part of any sale and leaseback transactions, (iv) indebtedness of others of any of the kinds described in the preceding clauses (i) through (iii) assumed or guaranteed by the Company and (v) renewals, extensions and refundings of, and indebtedness and obligations of a successor corporation issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (i) through (iv). Notwithstanding the foregoing, Senior Debt will not include: (i) any particular indebtedness, obligation, renewal, extension or refunding if the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness, obligation, renewal, extension or refunding is not superior in right of payment to the Note. As used in the second preceding sentence, the term "purchase money obligations" shall mean indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, but shall not include any trade accounts payable.

                    These provisions set forth in this paragraph (a) and the following paragraphs (b), (c), (d), (e) and (f) (the "Subordination Provisions") are made for the benefit of the holders from time to time of Senior Debt, and such holders and/or each of them may enforce such provisions.

                    (b) Upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal thereof and interest thereon shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holders of such Senior Debt, before any payment is made on account of the principal or interest on this Note or to acquire this Note.

                    Upon the happening of an event of default (or if any event of default would result upon any payment with respect to this Note) with respect to any Senior Debt, as such event of default is defined therein or in the instrument under which it is outstanding, permitting the holders to accelerate the maturity thereof, and, if the default is other than default in payment of

                                       15 of 21
          the principal or interest on such Senior Debt, upon written notice thereof given to the Company by the holders of such Senior Debt or their representative, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Company with respect to the principal or interest on this Note or to acquire this Note.

                    (c) Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

                         (i) the holders of all Senior Debt shall first be entitled to receive payment in full of the principal and interest due thereon before the holder of this Note is entitled to receive any payment on account of the principal or interest on this Note;

                         (ii) any payment or distribution of assets of the
                    Company of any kind or character, whether in cash, property or securities, to which the holder of this Note would be entitled except for the Subordination Provisions, shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Debt or their representative, or to the trustee under any indenture under which Senior Debt may have been issued, to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Debt; and

                         (iii)  in the event that notwithstanding the
                    foregoing provisions of this paragraph (c), any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by the holder of this Note on account of principal or interest on this Note before all Senior Debt is paid in full, or effective provision made for its payment, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Debt remaining unpaid or unprovided for or their representative, or to the trustee under any indenture under which Senior Debt may have been issued, for application to the payment of

                                       16 of 21
                    such Senior Debt until all such Senior Debt shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Debt.

                    (d) Subject to the payment in full of all Senior Debt, the holder of this Note shall be subrogated to the rights of the holders of Senior Debt until all amounts owing on this Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Debt by or on behalf of the Company or by or on behalf of the holder of this Note by virtue of the Subordination Provisions which otherwise would have been made to the holder of this Note shall, as between the Company and the holder of this Note be deemed to be payment by the Company to or on account of the Senior Debt, it being understood that the Subordination Provisions are and are intended solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of the Senior Debt, on the other hand.

                    (e) Nothing contained in the Subordination Provisions or elsewhere in this Note is intended to or shall impair, as between the Company and the holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of this Note the principal and interest on this Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of this Note and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under the Subordination Provisions of the holders of Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Upon any distribution of assets of the Company referred to in paragraph (c) above, the holder of this Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or making any distribution to the holder of this Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to the Subordination Provisions.


                                       17 of 21

                    (f) No right of any present or future holders of any Senior Debt to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

                    Defaults and acceleration.  In the event of any failure
                    -------------------------
          to pay any interest when due hereunder, and the continuance of such failure to pay for a period of ten (10) days after written notice, by certified or registered mail or by hand delivery, of such failure from the Payee to the Company or in the event that all of the indebtedness of the Company to Chemical Bank (or any bank serving as the Company's primary lender) becomes due and payable as the result of an event of default with respect thereto, this Note shall be in default and the entire unpaid principal sum hereof, together with accrued interest, shall at the option of the Payee, become immediately due and payable in full.

                    Compliance with usury laws.  It is the intention of the
                    --------------------------
          Company and the Payee to conform strictly to applicable usury laws. Accordingly, notwithstanding anything to the contrary herein, it is agreed as follows: (i) the aggregate of all interest and any other charges constituting interest under applicable law contracted for, chargeable or receivable hereunder shall under no circumstances exceed the maximum amount of interest permitted by law, and any excess shall be canceled automatically and, if theretofore paid, shall, at the option of the holder hereof, either be refunded to the Company or credited on the principal amount hereof; and (ii) in the event the entirety of the indebtedness evidenced hereby is declared due and payable, then earned interest may never include more than the maximum amount permitted by law, and any unearned interest shall be canceled automatically and, if theretofore paid, shall, at the option of the holder hereof, either be refunded to the Company or credited on the principal amount hereof.

                    Governing law.  This Note shall be construed and
                    -------------
          enforced under and in accordance with and shall be governed by the laws of the State of New York.

                    Business day.  Any payment otherwise due on a day which
                    ------------
          is not a business day (a day on which banks are not authorized or required to close in Houston, Texas) may be made on the next

                                       18 of 21
          succeeding business day, and such extension shall be taken into account in computing any interest due in connection with such payment.

                    Attorney's fees.  In the event of any default hereunder
                    ---------------
          and the placement of this Note in the hands of an attorney for collection, the Company agrees to pay all the Payee's collection costs and expenses, including attorneys' fees.

                    Waivers.  The Company hereby waives presentment,
                    -------
          demand, protest and notice of any kind in connection with payments due hereunder.


                                             ZAPATA CORPORATION







          By__________________________________
                                                  Authorized Officer



















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

                                                                  Exhibit B




                                  MALCOLM I. GLAZER

                              ZAPATA CORPORATION SHARES


                                             PURCHASE
          NUMBER OF SHARES    TRADE          AGREEMENT      SETTLEMENT
          OF COMMON STOCK     DATE           DATE                DATE
          ----------------    -----          ---------           ----------

          2,862,588           7/10/92        ----                ----
            578,331           7/13/92        ----                ----
          8,424,272           7/13/92        ----                ----
          1,202,612           7/16/92        ----                ----
          3,720,229           7/17/92        ----                ----
         32,438,630           7/16/92        7/30/92             9/9/92
          2,750,561           7/22/92        8/10/92             9/9/92
         ----------
         51,976,923


          ON DECEMBER 9, 1993, ALL SHARES WERE TRANSFERRED TO THE MALCOLM GLAZER TRUST

          ON MAY 1, 1994, THERE WAS A ONE-FOR-FIVE REVERSE STOCK SPLIT RESULTING IN THE NUMBER OF SHARES NOW OWNED BY THE TRUST TO BE 10,395,384.

          EXCEPT AS NOTED HEREIN, NO AFFILIATE OR ASSOCIATE (AS DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED) OF MALCOLM GLAZER OR THE MALCOLM GLAZER TRUST HAS ACQUIRED ANY SHARES OF ZAPATA CORPORATION SINCE JULY 10, 1992.







                                       20 of 21

                                                                  Exhibit C




                                  MALCOLM I. GLAZER

                          ENVIRODYNE INDUSTRIES, INC. SHARES


                                             PURCHASE
          NUMBER OF SHARES    TRADE          AGREEMENT           SETTLEMENT
          OF COMMON STOCK     DATE           DATE                DATE
          ----------------    -----          ---------           ----------

          1,746,151           8/4/94         ----                8/9/94
            289,238           8/16/94        8/16/94             11/17/94
            995,698           8/18/94        8/18/94             11/18/94
             57,912           9/14/94        ----                11/18/94
          1,100,299           10/12/94       10/12/94            11/18/94
          ---------
          4,189,298
















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